SHELDON I. STEIN NAMED TO THE TANDYCRAFTS, INC.
                               BOARD OF DIRECTORS


     FORT WORTH, TEXAS, December 18, 1995 -- Sheldon I. Stein, senior managing director and head of the Southwestern Corporate Finance Department for Bear, Stearns & Co. Inc., has been named a director of Tandycrafts, Inc. (NYSE Symbol:
TAC).
     Stein joined Bear Stearns in 1986 and has overseen numerous corporate finance transactions, including initial public offerings, debt and equity financings, mergers and acquisitions. Prior to joining Bears Stearns, Stein was a partner with the Dallas law firm of Hughes & Luce, where he specialized in corporate finance, mergers and acquisitions.
     Stein has a B.A. degree in Political Science from Brandeis University, where he graduated Magna Cum Laude and was a member of Phi Beta Kappa, and holds a J.D. degree from Harvard Law School.
     He is a director of The Men's Wearhouse, Inc., Cinemark USA, Inc., AMRE Inc., Fresh America Corp. and Jerell Inc.